UNITED STATES
                     SECURITIES AND EXCHANGE COMMISION
                           Washington, D.C. 20549

                                   FORM 15

       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
  SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.

                   Commission File Number:  0-15448

                   CENTENNIAL MORTGAGE INCOME FUND II
      (Exact name of registrant as specified in its charter)

  1540 South Lewis Street, Anaheim, CA 92805                (714) 502-8484
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Limited Partnership Units

            Title of each class of securities covered by this Form)

                                  None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains):

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [ X ]        Rule 12h-3(b)(1)(ii)       [   ]
   Rule 12g-4(a)(1)(ii)      [   ]
   Rule 12g-4(a)(2)(i)       [   ]        Rule 12h-3(b)(2)(i)        [   ]
   Rule 12g-4(a)(2)(ii)      [   ]        Rule 12h-3(b)(2)(ii)       [   ]
   Rule 12g-3(b)(1)(i)       [   ]        Rule 15d-6                 [   ]

Approximate number of holders of record as of the certification or notice date:
                                  None

Pursuant to the requirements of the Securities Exchange Act of 1934, Centennial Mortgage Income Fund II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 16, 2003               By: Centennial Corporation
                                           General Partner

                                           /s/ Ronald R. White
                                           ____________________
                                           By:  Ronald R. White
                                           Chief Financial Officer